Exhibit 24.2

STATE OF TEXAS                §
COUNTY OF DALLAS         §

POWER OF ATTORNEY

Know all men by these presents, that I, TILMAN J. FALGOUT, III, a Director of AMERICA’S CAR-MART INC., a Texas corporation, do constitute and appoint WILLIAM H. HENDERSON and JEFFREY A. WILLIAMS my true and lawful attorneys-in-fact, with full power of substitution, for me in any and all capacities, to sign, pursuant to the requirements of the Securities Exchange Act of 1934, the Annual Report on Form 10-K for AMERICA’S CAR-MART, INC. for the fiscal year ended April 30, 2011 and to file the same with the Securities and Exchange Commission and National Association of Securities Dealers, Inc., together with all exhibits thereto and other documents in connection therewith, and to sign on my behalf and in my stead, in any and all capacities, any amendments to said Annual Report, incorporating such changes as said attorney-in-fact deems appropriate, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes may do or cause to be done by virtue hereof.

In witness whereof, I have hereunto set my hand and seal this 14th day of June, 2011.

/s/ Tilman J. Falgout, III
TILMAN J. FALGOUT, III

ACKNOWLEDGMENT

Before me this 14th day of June 2011, came TILMAN J. FALGOUT, III, personally known to me, who in my presence did sign and seal the above and foregoing Power of Attorney and acknowledged the same as his true act and deed.

/s/ Lisa Rushing
NOTARY PUBLIC